Exhibit 10.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

ARMSTRONG FLOORING, INC.

and

ARMSTRONG FLOORING PTY LTD

as the AFI Entities,

AND

BRAESIDE MILLS INVESTMENTS PTY LTD,

GIPPSLAND LAKES VICTORIA HOLDINGS PTY LTD

and

HS MCKENDRICK FAMILY NOMINEES PTY LTD AS TRUSTEE OF

THE MILLS UNIT TRUST

as Buyers

Dated as of July 11, 2022

INDEX OF EXHIBITS

EXHIBIT A	AUSTRALIA ASA

EXHIBIT B	FORM OF SALE ORDER

EXHIBIT C	LAND SALE CONTRACT

EXHIBIT D	IP ASSIGNMENT AGREEMENT

EXHIBIT E	TRANSITION SERVICES AGREEMENT

EXHIBIT F	ASSIGNMENT AND ASSUMPTION AGREEMENT AND TRADEMARK LICENSE CONSENT

EXHIBIT G	TERMINATION AGREEMENTS

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 11, 2022 (the “Execution Date”), by and among (i) Armstrong Flooring, Inc., a Delaware corporation (“Parent”), (ii) Armstrong Flooring Pty Ltd, an Australian company limited by shares (“Seller” and, together with Parent, the “AFI Entities” and each, an “AFI Entity”), and (iii) Braeside Mills Investments Pty Ltd (“Braeside Mills Investments”), Gippsland Lakes Victoria Holdings Pty Ltd (“GLVH”) and HS McKendrick Family Nominees Pty Ltd (“HS McKendrick Family Nominees” and, together with Braeside Mills Investments and GLVH, each, a “Buyer” and collectively, “Buyers”) as trustee of the Mills Unit Trust. Capitalized terms have the definitions set forth in Article I below.

RECITALS

A. Seller owns all of the Transferred Assets and the Owned Real Property;

B. Parent, Armstrong Flooring Canada Ltd., a British Columbia corporation, Armstrong Flooring Latin America, Inc., a Delaware corporation, and AFI Licensing LLC, a Delaware limited liability company (collectively, “Debtors”), filed voluntary petitions for relief commencing cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about May 8, 2022 (the “Petition Date”), and are being jointly administered for procedural purposes as In re Armstrong Flooring, Inc., et. al., case number 22-10426 (collectively, the “Chapter 11 Case”);

C. Seller desires to sell to the applicable Buyer all of the Transferred Assets and the Owned Real Property in accordance with and subject to the terms set forth in this Agreement, that certain Asset Sale Agreement, dated as of the date hereof, by and between Seller and Braeside Mills Investments, attached hereto as Exhibit A (the “Australia ASA”), and that certain Contract of Sale, dated as of the date hereof, by and between Seller and HS McKendrick Family Nominees, attached hereto as Exhibit C (the “Land Sale Contract”) and each Buyer desires to purchase from Seller the Transferred Assets in accordance with this Agreement, the Land Sale Contract and the Australia ASA, all on the terms and subject to the conditions set forth in this Agreement, the Land Sale Contract and the Australia ASA; and

D. The execution and delivery of this Agreement and Parent’s ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code, as further set forth herein. The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

“Action” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, inquiry, investigation or audit commenced, brought, conducted or heard by or before any Governmental Authority.

“Additional Deposit Funds” has the meaning set forth in Section 2.6(a).

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other Representatives of such Person.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“AFI Credit Agreement” shall mean that certain Credit Agreement, dated as of December 31, 2018, as amended, restated, amended and restated, supplemented or otherwise modified, by and among Parent, as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders.

“AFI Entities” has the meaning set forth in the Preamble.

“AFI Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of June 23, 2020, as amended, restated, amended and restated, supplemented or otherwise modified, by and among Parent, as borrower, Seller, as Australian borrower, the guarantors named therein, the lenders party thereto and Pathlight Capital LP, as administrative agent and collateral agent.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, of a material portion of the Transferred Assets and the Owned Real Property or the issued and outstanding shares of capital stock and other equity interests of Seller in a transaction or series of transactions with one or more Persons other than Buyers.

“Ancillary Agreements” means, collectively, the agreements to be executed in connection with the transactions contemplated by this Agreement, including the Australia ASA, the Land Sale Contract, the IP Assignment Agreement, the Transition Services Agreement and the Assignment and Assumption Agreement and Trademark License Consent.

“Antitrust Authority” has the meaning set forth in Section 6.4(a).

“Antitrust Law” means any competition, merger control and antitrust Law of any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Assigned IP” means all Intellectual Property which is assigned to Buyers pursuant to the IP Assignment Agreement.

“Assignment and Assumption Agreement and Trademark License Consent” means the Assignment and Assumption Agreement and the written consent of AWI and AWI Licensing LLC to the partial assignment of the Trademark License Agreement from Parent to Braeside Mills Investments, in substantially the form attached hereto as Exhibit F.

“Assumed Liabilities” has the meaning set forth in the Australia ASA.

“Auction” has the meaning set forth in the Bidding Procedures.

“Australia ASA” has the meaning set forth in the Recitals.

“AWI” means Armstrong World Industries, Inc., a Pennsylvania corporation.

“Banker’s Fees” means the aggregate amount of fees and expenses payable to Parent’s financial advisor, Houlihan Lokey Capital, Inc., in connection with the transactions contemplated by this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bidding Procedures” means the bidding procedures in the form attached to the Bidding Procedures Order, as they may be amended in accordance with the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court governing the bidding procedures for the Auction [Docket No. 233].

“Braeside Mills Investments” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware, the Commonwealth of Pennsylvania, the State of New York, or in the State of Victoria in the Commonwealth of Australia.

“Business Employees” means all of the employees of Seller on the Execution Date, as well as any additional persons who become employees of Seller during the period from the Execution Date through and including the Closing Date who are employed by Seller as of the Closing.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Non-Recourse Person” has the meaning set forth in Section 10.20(a).

“Cash Consideration” means Thirty One Million U.S. dollars ($31,000,000) to be allocated as between the Transferred Assets, Owned Real Property and Intellectual Property rights as the Buyers determine in their discretion.

“Chapter 11” means chapter 11 of the Bankruptcy Code.

“Chapter 11 Case” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each Contract with a labor union or labor organization, works council or other similar employee representative, in each case, covering a Business Employee.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 9, 2022, entered into between Parent and Cowes Bay Group Pty Ltd with respect to the transactions contemplated hereby.

“Contract” means any contract, agreement, insurance policy, lease, license, sublicense, sales order, purchase order, instrument, or other commitment, that is binding on any Person or any part of its assets or properties under applicable Law.

“COVID-19 Measure” means any (i) required or recommended quarantines, travel restrictions, or social distancing, in each case, issued by a Governmental Authority, (ii) factory shutdowns or slowdowns, workplace or worksite shutdowns or slowdowns or work from home requirements or recommendations, or shipping, freight, rail or other shipment interruptions or slowdowns, in each case, related to or resulting from COVID-19, (iii) other measures initiated or occurring in response to COVID-19 and (iv) other events or conditions related to or resulting from COVID-19 and/or the response of any Governmental Authority thereto.

“Debtors” has the meaning set forth in the Recitals.

“Deposit Funds” has the meaning set forth in Section 2.6(a).

“Designated Buyer” has the meaning set forth in Section 2.8(a).

“Diamond 10 IP” means all Intellectual Property (other than Trademarks) owned by Seller and its Subsidiaries at Closing to the extent relating to the Diamond 10 technology and expressly including the Diamond 10 patents which are listed on Section 3.11(a) of the Disclosure Letter.

“Diamond 10 Trademarks” means those Trademarks relating to the Diamond 10 technology which are listed on Section 3.11(a) of the Disclosure Letter.

“DIP Credit Agreements” means, collectively, (a) that certain senior secured, super-priority debtor-in-possession credit agreement, dated as of May 17, 2022, by and among Parent, the other borrowers and guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent, as the same may be amended, restated, supplemented or refinanced from time to time in accordance with the DIP Order and (b) that certain senior secured, super-priority debtor-in-possession term loan agreement, dated as of May 17, 2022, by and among Parent, the other borrowers and guarantors party thereto, the lenders party thereto, and Pathlight Capital LP, as administrative agent and collateral agent, as the same may be amended, restated, supplemented or refinanced from time to time in accordance with the DIP Order.

“DIP Order” means the final Order entered by the Bankruptcy Court approving or authorizing Parent’s entry into and performance under the DIP Credit Agreements.

“Disclosure Letter” means the disclosure letter being delivered to each Buyer contemporaneously with the execution of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, (a) the information and disclosures contained in any section of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Letter as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure, (b) the disclosure of any matter in the Disclosure Letter shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct, (c) the Disclosure Letter is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties by any Party except to the extent expressly set forth herein, (d) the inclusion of any item in the Disclosure Letter shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of Parent or Seller nor an admission of any liability to any third party, (e) matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein and any additional matters are set forth therein for informational purposes and (f) headings are inserted in the Disclosure Letter for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

“Disclosure Limitations” has the meaning set forth in Section 6.2(a).

“Employee Benefit Plans” means each benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which Seller is an owner, a beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based compensation, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement and (iii) other employment, consulting or other individual agreement or arrangement, in each case, (a) that is sponsored or maintained or contributed to by Seller in respect of any current or former employees, directors, independent contractors, consultants or leased employees of Seller or (b) with respect to which Seller has any actual or contingent Liability (including any such plan or arrangement formerly maintained by Seller).

“Encumbrance” means any charge, claim, mortgage, lien, encumbrance, option, pledge, hypothecation, security interest or similar interest, preemptive right, right of first refusal, conditional sale or title retention agreements or other similar restriction.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Claim” means any action, cause of action, claim, suit, proceeding, investigation, Order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, governmental response costs, remediation or clean-up costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters for which liability is imposed under Environmental Laws.

“Environmental Law” means any Law relating to pollution, the protection of, restoration or remediation of the environment or natural resources, or the protection of human health and safety (regarding exposure to Hazardous Materials), including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, transport, treatment, containment, storage, disposal, or handling of Hazardous Materials; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“Escrow Agent” has the meaning set forth in Section 2.6(a).

“Excluded Assets” has the meaning set forth in the Australia ASA.

“Excluded Liabilities” has the meaning set forth in the Australia ASA.

“Execution Date” has the meaning set forth in the Preamble.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a) and Section 3.17.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“GLVH” has the meaning set forth in the Preamble.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency, court, tribunal or commission or any other judicial or arbitral body, including the Bankruptcy Court.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, hazardous or toxic waste, or protection of the environment; or (b) forms the basis of any Liability under any Law relating to pollution, hazardous or toxic waste, or protection of the environment.

“HS McKendrick Family Nominees” has the meaning set forth in the Recitals.

“Indemnification Arrangements” means any agreement or arrangement to which Seller is a party and pursuant to which any present or former director or officer of Seller or any agent, Affiliate or Representative of Seller receives indemnification from Seller, including pursuant to a separate Contract (other than insurance policies) but excluding Seller’s Organizational Documents.

“Initial Deposit Funds” has the meaning set forth in Section 2.6(a).

“Intellectual Property” means all intellectual and industrial property rights throughout the world, including all U.S. and foreign rights in (a) trade names, trademarks and service marks, business names, corporate names, domain names, trade dress, logos, slogans, design rights, and other similar designations of source or origin, together with the goodwill associated therewith (“Trademarks”); (b) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (c) copyrights and copyrightable subject matter (whether registered or unregistered) (“Copyrights”); (d) computer programs (whether in source code, object code, or other form), firmware, software, models, algorithms, methodologies, databases, compilations, data, all technology supporting the foregoing, and all documentation, including user manuals and training materials, programmers’ annotations, notes, and other work product used to design, plan, organize, maintain, support or develop, or related to any of the foregoing; (e) confidential or proprietary information, trade secrets and know-how, and all other inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy rights, and rights to personal information; internet domain names, social media handles, and website content; (g) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications and right to apply for and be granted, renewals or extensions of, and right to claim priority from, any of the foregoing and all similar or equivalent rights or forms of protection which subsist in any part of the world, together with all rights and remedies (including the right to sue for and recover damages) against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“Intercompany Service Agreement” means the Armstrong Intercompany Service Agreement, dated April 1, 2016, as amended, pursuant to which Parent agreed to provide services to Seller and Seller agreed to purchase such services from Parent.

“IP Assignment Agreement” means an intellectual property assignment agreement, in substantially the form attached hereto as Exhibit D.

“IT Systems” means all hardware and software (including any devices to the extent used in relation thereto), used in operating the business of Seller.

“Know-How Royalty Agreement” means the know-how royalty agreement dated January 15, 1988, as amended, pursuant to which Parent granted Seller a license to certain know-how for the manufacture of products in Australia.

“Knowledge” with respect to Seller means the actual (but not constructive or imputed) knowledge of Michel Vermette, Amy Peacock Trojanowski, Matt McColgan, Rob McLorinan and Jonathan Vear as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Land Sale Contract” has the meaning set forth in the Recitals.

“Law” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, policies, orders, judgments and decrees, in each case, enacted, adopted or promulgated by a Governmental Authority.

“Lease” means any lease, sublease, license, or other use or occupancy agreement with respect to real property to which Seller is a party as lessee, sublessee, tenant, subtenant or in a similar capacity.

“Leased Real Property” means all real property that is leased, subleased, licensed or otherwise occupied by Seller pursuant to a Lease.

“Legal Restraint” has the meaning set forth in Section 8.1(a).

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Material Adverse Effect” means any event, change, condition, occurrence or effect that individually or in the aggregate (a) has had, or would reasonably be expected to have, a material adverse effect on the business of Seller or the condition (financial or otherwise), assets (including Intellectual Property rights), liabilities, or operations of Seller, taken as a whole, or (b) prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the performance by either AFI Entity of its obligations under this Agreement (including in respect of the Ancillary Agreements) or by any of their respective Affiliates of their obligations under the Ancillary Agreements, other than, in each case of the preceding clauses (a) and (b), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the industry or geographical areas in which Seller operates, (ii) changes in general domestic or foreign economic, social, political, financial markets or geopolitical conditions (including the existence, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war), (iii) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, earthquake, fire, flood, hurricane, tornado or other weather event, or the onset or continuation of any global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Authority), viral outbreak (including “Coronavirus” or “COVID-19” or any variant thereof) or any quarantine, lockdown, travel restriction, business restriction or trade restriction related thereto, (iv) changes in any applicable Laws, or GAAP, or interpretations thereof, (v) the execution, existence, performance, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, (vi) the announcement or pendency of the Chapter 11 Case (and any limitations therein pursuant to the Bankruptcy Code, any Order of the Bankruptcy Court, or the DIP Credit Agreements (or limitations of funding thereunder)) or any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby, (2) the reorganization of Debtors and any related plan of reorganization or disclosure statement, (3) the Sale Motion or (4) any action approved by the Bankruptcy Court, (vii) the filing by Seller of any voluntary petition for relief commencing a voluntary administration under the Laws of the Commonwealth of Australia or a case under Chapter 11, in each case, including the announcement or pendency thereof, (viii) any action taken by Seller at the request of any Buyer or that is required by this Agreement, (ix) the identity of any Buyer or any of its Affiliates, (x) any failure to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (but, for the avoidance or doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (xi) the effect of any action taken by any Buyer or its Affiliates with respect to the transactions contemplated by this Agreement, (xii) any breach by any Buyer of its obligations under this Agreement, or (xiii) any change in the cost or availability or other terms of any financing; provided, however, that changes or developments set forth in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been or is a Material Adverse Effect if such changes or developments have a disproportionate impact on the business of Seller, taken as a whole, relative to the other similarly situated participants in the industries and markets in which Seller operates.

“Material Contract” has the meaning set forth in Section 3.15(a).

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means the operation of the business of Seller in the ordinary and usual course consistent with past practice and custom of Seller, including, with respect to the Debtors, as such practice and custom is, or may have been, modified as a result of the Chapter 11 Case, in each case subject to (a) the filing of the Chapter 11 Case, (b) any Orders of the Bankruptcy Court, and (c) the conduct of the process as contemplated by the bidding procedures approved by the Bankruptcy Court.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, its bylaws, and any shareholder or stockholder agreement, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, any statement of partnership and its partnership agreement, (iv) with respect to any limited liability company, its certificate of formation or articles of organization and its operating agreement, (v) with respect to any other form of entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and any agreement amongst its members, (vi) any documents equivalent to any of the foregoing applicable to non-U.S. jurisdictions, and (vii) any amendments, side letters, modifications, or other arrangements with respect to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means all real property owned by Seller as reflected in the Australia ASA or Land Sale Contract, including all of Seller’s right, title and interest in and to any improvements, fixtures and structures thereon and appurtenances thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC and available on EDGAR since January 1, 2021 and prior to the date of this Agreement (together with any documents filed with the SEC and available on EDGAR during such period by Parent on a voluntary basis on a Current Report on Form 8-K, including any amendments or supplements to such documents (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements))).

“Party” or “Parties” means, individually or collectively, each Buyer and Seller

“Permits” has the meaning set forth in Section 3.6(b).

“Permitted Encumbrance” means (a) Encumbrances for Taxes not yet due and payable or, if due and payable, the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, suppliers’, vendors’ and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business, (c) pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) with respect to any Leased Real Property, any Encumbrance primarily affecting the interest of the landlord, sublandlord or licensor of such real property, (e) with respect to any Real Property, covenants, conditions, restrictions, easements, licenses, rights-of-way and other similar charges or encumbrances or defects or imperfections of title of any kind (i) that do not, individually or in the aggregate, materially interfere with the present use or materially impair the value of the Real Property subject to such encumbrances or (ii) that would be revealed by an investigation of title to the extent and nature that a prudent buyer of property in the jurisdiction in which the applicable Real Property is located would carry out, (f) public roads, highways, zoning codes, building codes, entitlements, conservation restrictions or other land use or environmental Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property, (g) Encumbrances arising under purchase money security interests, retention of title clauses, equipment leases or other similar arrangements entered into in the Ordinary Course of Business, (h) each of the Encumbrances as set forth on Schedule 5 of the Australia ASA, and (i) any Encumbrances permitted by or that will be removed or released by operation of the Sale Order.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Petition Date” has the meaning set forth in the Recitals.

“Proceeding” means any charge, investigation, audit, complaint, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.5.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered IP” has the meaning set forth in Section 3.11(a).

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, Advisors, bankers and other representatives of such Person.

“Sale Motion” means the motion filed with the Bankruptcy Court seeking entry of the Bidding Procedures Order and the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby (to the extent provided therein), the form of which Order is attached hereto as Exhibit B, with such changes that are in form and substance reasonably acceptable to each Buyer and Parent.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Non-Recourse Person” has the meaning set forth in Section 10.20(b).

“Subsidiary” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Tax Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority relating to Taxes.

“Tax Return” means any return, document, declaration, report, claim for refund, statement, information statement or other information or filing relating to Taxes, including any schedule or attachment thereto or amendment thereof, that is filed with or supplied to, or required to be filed with or supplied to, any Governmental Authority.

“Taxes” means (a) any and all federal, state and local, foreign and other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs, unclaimed property and escheat obligations or other assessments imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, (b) any interest, penalties, additions to tax, or other additional amounts imposed with respect of any item described in clause (a) and (c) any liability in respect of any item described in clauses (a) and (b) that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of April 1, 2016, by and among AWI, Parent and AWI Licensing LLC, as amended.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Transferred Assets” has the meaning set forth in the Australia ASA.

“Transition Services Agreement” means the transition services agreement, in substantially the form attached hereto as Exhibit E.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Walsh Asbestosis Claim” has the meaning set forth in the Australia ASA.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, upon the terms and subject to the conditions of this Agreement and subject to approval of the Bankruptcy Court, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to the applicable Buyer, and each Buyer shall purchase, all right, title and interest of Seller, in, to or under the Transferred Assets and Owned Real Property in accordance with and subject to the terms set forth herein and in the Australia ASA and the Land Sale Contract free and clear of any and all Encumbrances (other than Permitted Encumbrances).

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 or the Australia ASA to the contrary, Seller is not selling, and no Buyer is purchasing, any right, title or interest in, to or under the Excluded Assets.

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to the terms of this Agreement and the Australia ASA at the Closing, each Buyer shall assume and pay, discharge, perform or otherwise satisfy the Assumed Liabilities.

Section 2.4 Excluded Liabilities. No Buyer shall assume, be obligated to pay, discharge, perform or otherwise satisfy or in any other manner be liable or responsible for any Excluded Liabilities.

Section 2.5 Consideration. The aggregate consideration for the purchase, sale, assignment and conveyance of the Transferred Assets and the Owned Real Property from Seller to Buyers (the “Purchase Price”) shall consist of:

(a) the payment by Buyers and/or one or more Designated Buyers, by wire transfer of immediately available funds paid in U.S. dollars to one or more accounts designated in writing by Parent in accordance with Section 2.7(c)(i) in an aggregate amount equal to the Cash Consideration; plus

(b) the assumption by Buyers, or a Designated Buyer, as applicable, of (i) the Assumed Liabilities and (ii) the Walsh Asbestosis Claim, in each case, from Seller.

Section 2.6 Deposit Funds.

(a) As of the date hereof, Buyers have deposited, or caused to be deposited, into escrow with an escrow agent reasonably acceptable to Parent (the “Escrow Agent”) an amount equal to Two Million One Hundred Sixty Six Thousand Three Hundred U.S. Dollars ($2,166,300) (such amount, together with all interest and other earnings accrued thereon, the “Initial Deposit Funds”), and, as soon as practicable after the date hereof, but in any event, within three (3) Business Days, Buyers shall deposit an additional One Hundred Fifty Eight Thousand Seven Hundred U.S. Dollars ($158,700) (such amount, together with all interest and other earnings accrued thereon, the “Additional Deposit Funds” and, once deposited, together with the Initial Deposit Funds, the “Deposit Funds”), in each case, by wire transfer of immediately available funds pursuant to the escrow terms approved by the Bankruptcy Court. The Deposit Funds shall be released by the Escrow Agent and delivered to either (x) Parent or (y) Buyers, as follows:

(i) if the Closing shall occur, the Deposit Funds shall be applied towards the Cash Consideration payable by Buyers pursuant to Section 2.5;

(ii) if this Agreement is terminated by either AFI Entity pursuant to Section 9.1(f)(i), the Deposit Funds shall be delivered to Parent; or

(iii) if this Agreement is terminated other than in a manner provided by Section 9.1(f)(i), the Deposit Funds shall be delivered to Buyers.

(b) The parties acknowledge that the agreements contained in this Section 2.6 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where the AFI Entities are entitled to the Deposit Funds are uncertain and incapable of accurate calculation and that the delivery of the Deposit Funds is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate the AFI Entities in the circumstances where the AFI Entities are entitled to the Deposit Funds for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, the AFI Entities would not enter into this Agreement.

Section 2.7 Closing.

(a) The purchase, sale, assignment and conveyance of the Transferred Assets and Owned Real Property, as contemplated by this Agreement, the Land Sale Contract and the Australia ASA, shall take place at a closing (the “Closing”) to be held by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, NY 10001) at 10:00 a.m. Australian Eastern Standard Time on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as Parent and Buyers mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At or prior to the Closing, the AFI Entities shall deliver or cause to be delivered to Buyers:

(i) the IP Assignment Agreement, duly executed by the AFI Entities;

(ii) a copy of the Sale Order;

(iii) a duly executed certificate of a duly authorized officer of Seller certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(iv) the Transition Services Agreement, duly executed by Parent;

(v) the Assignment and Assumption Agreement and Trademark License Consent, duly executed by Parent, AWI and AWI Licensing LLC;

(vi) (A) copies of agreements, substantially in the form attached hereto as Exhibit G, terminating the Intercompany Service Agreement and Know-How Royalty Agreement and (B) evidence that Parent or Seller, as applicable, has exercised its rights, if any, to unilaterally terminate (w) any trademark licenses with Peerless JAL Pty Ltd, (x) any trademark licenses with Nexus Adhesives Pty Ltd, and (y) any other third party licenses that encumber the Intellectual Property used by Seller in the Ordinary Course of Business, as contemplated by Section 6.7;

(vii) such documents as are required under the Australia ASA and the Land Sale Contract (including, for the avoidance of doubt, evidence of the release of all Encumbrances on the Transferred Assets and Owned Real Property (except for the Permitted Encumbrances)); and

(viii) such other documents as Buyers may reasonably request that are not inconsistent with the terms of this Agreement and reasonably necessary to effectuate or consummate the transactions contemplated by this Agreement (without expanding or supplementing any of the representations and warranties hereunder or Buyers’ remedies with respect thereto).

(c) At or prior to the Closing, Buyers shall deliver or cause to be delivered:

(i) To the AFI Entities, the IP Assignment Agreement, duly executed by Buyers;

(ii) to Seller, the Cash Consideration in cash by wire transfer of immediately available funds to an account or accounts designated by Parent;

(iii) to Parent, the Transition Services Agreement, duly executed by Buyers;

(iv) to the AFI Entities, the Assignment and Assumption Agreement and Trademark License Consent, duly executed by Braeside Mills Investments;

(v) to Seller, such documents and evidences of filings as are required under the Australia ASA and the Land Sale Contract; and

(vi) to the AFI Entities, a duly executed certificate of an executive officer of each Buyer certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b).

Section 2.8 Designated Buyer(s).

(a) In connection with the Closing, without limitation by the terms of Section 10.12, Buyers shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.8, one (1) or more Affiliates to purchase the specified Transferred Assets, or assume specified Assumed Liabilities, in each case on and after the Closing Date (any such Affiliate of Buyers that shall be properly designated by Buyers in accordance with this Section 2.8, a “Designated Buyer”); provided that no such designation would impede or materially delay the Closing or affect the timely receipt of any regulatory approval; provided, further, that no such designation shall be permitted if any Taxes required to be withheld under applicable Law from any amounts otherwise payable hereunder would be higher than the amount of Taxes that would be required to be withheld absent such designation. At and after the Closing, Buyers shall, or shall cause their Designated Buyer(s) to, honor Buyers’ obligations at the Closing. After the Closing, any reference to Buyer made in this Agreement in respect of any purchase or assumption referred to in this Agreement shall include reference to the appropriate Designated Buyer(s), if any.

(b) Without limitation of Section 6.4, the designation of a Designated Buyer in accordance with Section 2.8(a) shall be made by Buyers by way of a written notice to be delivered to the AFI Entities, with respect to the Transferred Assets or Assumed Liabilities, as soon as reasonably practicable following the date of this Agreement but in no event later than two (2) Business Days prior to Closing, which written notice shall (i) contain appropriate information about the Designated Buyer(s), (ii) indicate which Transferred Assets or Assumed Liabilities Buyers intend such Designated Buyer(s) to purchase and/or assume, as applicable, hereunder and (iii) include a signed counterpart to this Agreement pursuant to which the Designated Buyer(s) agree to be bound by the terms of this Agreement as it relates to such Designated Buyer(s) and which authorizes Buyers to act as such Designated Buyer(s)’ agent for all purposes hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, any designation pursuant to Section 2.8(a) shall not relieve Buyers of any of its obligations under this Agreement (or otherwise) and Buyers shall remain primarily liable therefor.

Section 2.9 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyers shall be entitled to deduct and withhold from any amount (or portion thereof) payable under this Agreement such Taxes as are required to be deducted and withheld from such amount under the Code or any other applicable provision of U.S. or foreign Tax Law. To the extent that Buyers intend to withhold any such amounts from the Cash Consideration, it shall notify Seller of such intention as soon as reasonably practicable and shall provide Seller with an opportunity to provide forms or evidence that would exempt or reduce such amounts from withholding and shall otherwise cooperate in good faith with Seller and use commercially reasonable efforts to minimize or eliminate any such deductions or withholdings to the extent permitted by applicable Law. To the extent that any amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT

Except (i) as set forth in the Parent SEC Documents furnished or filed and publicly available after January 1, 2021, and prior to the date of this Agreement or (ii) as set forth in the Disclosure Letter attached hereto, Parent represents and warrants to each Buyer as follows:

Section 3.1 Organization. Each of Parent and any of its Subsidiaries that are a party to this Agreement or any of the Ancillary Agreements (including Seller) (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of Delaware, the Commonwealth of Australia, or its jurisdiction of incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority. Subject to required Bankruptcy Court approvals, (a) each of Parent and its Subsidiaries that are a party to this Agreement or any of the Ancillary Agreements (including Seller) has the corporate (or equivalent) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by Parent and its Subsidiaries (including Seller), as applicable, of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Parent and its Subsidiaries (including Seller), as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or equivalent) action and (c) this Agreement has been, and upon its execution each of the Ancillary Agreements to which Parent and its Subsidiaries (including Seller), as applicable, will be a party will have been, duly executed and delivered by Parent and its Subsidiaries (including Seller), as applicable, and, assuming due execution and delivery by each Buyer and any of its Affiliates, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which Parent and its Subsidiaries (including Seller), as applicable, will be a party will constitute, the legal, valid and binding obligations of Parent and its Subsidiaries (including Seller), enforceable against Parent and its Subsidiaries (including Seller), in each case, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.3(a) of the Disclosure Letter and assuming that (w) requisite Bankruptcy Court approvals are obtained, (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable), (y) the requirements of any applicable Antitrust Law are complied with, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Parent and its Subsidiaries (including Seller), as applicable, of this Agreement and the consummation by Parent and its Subsidiaries (including Seller) , as applicable, of the transactions contemplated hereby (including the execution, delivery and performance of the Ancillary Agreements), do not: (i) violate the Organizational Documents of Parent and its Subsidiaries (including Seller), as applicable; (ii) in any material respect conflict with or violate any Law applicable to Parent and its Subsidiaries (including Seller), as applicable, or by which any Transferred Asset, any Owned Real Property, or any Intellectual Property rights subject to the Ancillary Agreements is bound; or (iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any material Encumbrance (other than a Permitted Encumbrance) on any Transferred Asset, any Owned Real Property, or any Intellectual Property rights subject to the Ancillary Agreements is bound, or any Contract to which Parent and its Subsidiaries (including Seller) , as applicable, is a party except for any such violations, breaches, defaults or other occurrences that are not material to the business of Seller taken as a whole.

(b) Except as set forth on Section 3.3(b) of the Disclosure Letter, neither AFI Entity or its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, Order, permit, or consent of or with any Governmental Authority in connection with its execution, delivery and performance by each AFI Entity of this Agreement or the consummation by each AFI Entity and its Subsidiaries of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals, (ii) any filings required to be made under any Antitrust Laws, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the business of Seller taken as a whole, or (v) as may be necessary as a result of any facts or circumstances relating to Buyers or any of their Affiliates.

Section 3.4 Transferred Assets; Sufficiency of Assets. Subject to requisite Bankruptcy Court approvals and except as a result of the commencement of the Chapter 11 Case:

(a) Seller has indefeasible title to, and owns and possesses all material rights and interests in, including the right to use, each of the Transferred Assets, or with respect to leased Transferred Assets, valid leasehold interests in, or with respect to licensed Transferred Assets, valid licenses to use.

(b) This Agreement and the instruments and documents to be delivered by Seller to Buyers at the Closing, including the Australia ASA and the Land Sale Contract, shall be adequate and sufficient to transfer (i) Seller’s entire right, title and interest in and to the Transferred Assets and Owned Real Property (ii) to Buyers, good title to the Transferred Assets and Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), claims and interests, other than Assumed Liabilities, subject to entry of the Sale Order.

(c) Except for property that will be used by Parent and its Subsidiaries to provide the transition services contemplated by the Transition Services Agreement, the Transferred Assets, Owned Real Property and Intellectual Property rights subject to the Ancillary Agreements constitute all of the material assets, rights and properties, tangible or intangible, real or personal, that are necessary for the operation of Seller’s business in substantially the same manner as operated as of the date hereof and as has been operated during the twelve (12) months prior to the date of this Agreement.

Section 3.5 Absence of Certain Changes or Events. Since January 1, 2022, through the date of this Agreement, there has not been any event, change, condition, occurrence or effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect. Except for (i) any actions taken in response to COVID-19 Measures, (ii) discussions, negotiations and activities related to this Agreement or other potential strategic transactions, (iii) the solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the negotiation and execution of this Agreement, (iv) the preparation and commencement of the Chapter 11 Case and Parent’s debtor-in-possession financing in the Chapter 11 Case, or (v) as set forth on Section 3.5 of the Disclosure Letter or as expressly contemplated by this Agreement, from January 1, 2022, until the date hereof, Seller has not taken any action or failed to take any action, as applicable, that would be prohibited by Section 6.1(b)(i), Section 6.1(b)(iii), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(x) or Section 6.1(b)(xi), if taken, failed to be taken or proposed to be taken, except for the execution and delivery of this Agreement.

Section 3.6 Compliance with Law; Permits.

(a) (i) Seller is in material compliance with all applicable Laws relating to the ownership and operation of its business and (ii) there are no pending or, to the Knowledge of Parent, threatened, claims from any Person relating to any non-compliance with applicable Laws by Seller or with respect to the Transferred Assets or Owned Real Property, except, in each case of (i) and (ii), that has not had, or would be reasonably expected to have, a Material Adverse Effect.

(b) Seller is in possession of all material permits (including work permits and visas), licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “Permits”) necessary for it to own, lease and operate its assets and properties, to employ or engage officers, workers and employees who are not citizens of the country where they are carrying out their duties or performing their services in the Ordinary Course of Business. All material Permits held by Seller: (i) are valid and in full force and effect and Seller is not in default under, or in violation of, any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to materially restrict or interfere with each Buyer’s ability to operate in the Ordinary Course of Business and no suspension or cancellation of any such Permit is pending (other than pursuant to its terms) or, to Parent’s Knowledge, threatened and (ii) each such Permit may be transferred or reissued to each Buyer in accordance with this Agreement and without the approval of any Person.

Section 3.7 Litigation. Except for the Chapter 11 Case, and any Order entered in the Chapter 11 Case, as of the date hereof, there is no Action by or against Seller or the Transferred Assets pending, or to the Knowledge of Parent, threatened other than any Action pursuant to which no injunctive or equitable relief is sought and where the monetary damages would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Employee Benefit Plans.

(a) (i) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with applicable Law, with the express and implied terms of the Employee Benefit Plan concerned to the extent compatible with applicable Law and with administrative or governmental rules and regulations, and with any applicable Collective Bargaining Agreement and all other agreements or instruments applicable to any Employee Benefit Plan, and (ii) there are no pending or threatened actions, suits or claims by, on behalf of or against any Employee Benefit Plan or any administrator or fiduciary thereof (other than routine claims for benefits) that would reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any Business Employee to severance pay, unemployment compensation or any other compensation (other than from a Governmental Authority), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Business Employee, (iii) cause any Business Employee to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan or employment agreement or (iv) directly or indirectly cause Seller to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

(c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan have been timely made to any funds or trusts established thereunder or in connection therewith in all material respects.

Section 3.9 Labor and Employment Matters.

(a) Except as set forth on Section 3.9 of the Disclosure Letter, Seller is not a party to or bound by a Collective Bargaining Agreement.

(b) As of the date hereof, solely with respect to the Business Employees, (i) there is no unfair labor practice charge or complaint pending or, to Parent’s Knowledge, threatened against Seller before any Governmental Authority, (ii) no labor union, labor organization, works council or group of Business Employees has made a pending demand in writing for recognition or certification as the bargaining agent of the Business Employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent, threatened to be brought or filed with any Governmental Authority, (iii) to the Knowledge of Parent, there are no pending or threatened union organizing or certification activities and (iv) there are no pending or, to Parent’s Knowledge, threatened strikes, work stoppages, lockouts, slowdowns or other labor disputes, that, in each case of (i) through (iv), have had, or would be reasonably expected to have, a Material Adverse Effect.

(c) Solely with respect to the Business Employees, Seller is in compliance with all applicable Laws respecting labor, labor relations, employment and employment practices pertaining to the Business Employees, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Real Property.

(a) Seller has good and valid fee simple title (or its jurisdictional equivalent) to the Owned Real Property it owns that is, subject to the entry of the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Seller has a valid leasehold, subleasehold or other similar interest in all Leased Real Property that is, subject to the entry to the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has made available to each Buyer true, correct and complete copies of each Lease for Leased Real Property.

(c) Seller is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person other than Buyers.

Section 3.11 Intellectual Property.

(a) A true, correct and complete (in all material respects) list of all (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications to register any Trademarks, (iii) registered Copyrights and applications for registration of Copyrights, and (iv) domain name registrations, in each case, owned by Seller and primarily used by Seller in the Ordinary Course of Business (the “Registered IP”) is set forth on Section 3.11(a) of the Disclosure Letter. Seller is the sole and exclusive beneficial and record owner of all Registered IP, and all material items of such Registered IP and the Assigned IP are subsisting and, to the Knowledge of Parent, valid and enforceable.

(b) The use, practice or exploitation of the Registered IP and other Intellectual Property as currently used, practiced or exploited by Seller in the Ordinary Course of Business, including the Assigned IP, does not infringe, misappropriate or otherwise violate (and, since January 1, 2019, has not infringed, misappropriated or otherwise violated) any Person’s Intellectual Property rights, and since January 1, 2019, there has been no such Action asserted or, to the Knowledge of Parent, threatened against any Seller.

(c) The rights in the Registered IP, together with the other rights in Intellectual Property assigned to or licensed to each Buyer pursuant to this Agreement, constitute all material rights in Intellectual Property owned by or licensed to Seller and used in and necessary for Seller in the Ordinary Course of Business.

(d) To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating in any material respect any Assigned IP or any other Intellectual Property owned by or exclusively licensed to Seller, and since January 1, 2019, no such Actions have been asserted or threatened against any Person by Seller or, to the Knowledge of Parent, any other Person.

(e) Seller has taken commercially reasonable steps to safeguard and maintain the confidentiality of all trade secrets and other material confidential or proprietary information contained within the Assigned IP or otherwise used by Seller in the Ordinary Course of Business.

Section 3.12 Information Technology

(a) To the Knowledge of Parent, the IT Systems which form part of the Transferred Assets are substantially adequate for the current requirements of the business operated by Seller in the twenty-four (24) months prior to the Closing Date in terms of functionality, capacity and performance, they perform efficiently and materially in accordance with their manufacturer and/or contracted service specifications and they do not contain any material defect or feature, in each case, which would reasonably be expected to materially and adversely affect their performance.

(b) Since January 1, 2019 to the Knowledge of Parent, Seller has not suffered any intrusion, failure, virus or bug in, or breakdown of, any part of the IT Systems which has caused any material disruption or interruption to its business or operations by Seller and, to the Knowledge of Parent, no fact or matter exists which would reasonably be expected to materially disrupt or interrupt the use of the IT Systems following Closing.

(c) To the Knowledge of Parent, the IT Systems which form part of the Transferred Assets do not include any Contract under which Seller has committed to any material capital expenditure or exceptional spend in respect of the IT Systems which would fall to be paid after the Closing Date.

Section 3.13 Tax Matters.

(a) All material Tax Returns required to be filed with respect to the Transferred Assets have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable with respect to the Transferred Assets have been timely paid.

(b) There is no action, suit, claim, deficiency, assessment, or audit that is ongoing, pending, proposed in writing or, to Parent’s Knowledge, threatened with respect to any Taxes of or with respect to the Transferred Assets.

(c) All material Tax withholding and deposit requirements imposed with respect to any of the Transferred Assets have been satisfied in all material respects.

(d) No claim has been made by a Governmental Authority in a jurisdiction in which any AFI Entity does not file Tax Returns with respect to Taxes of or with respect to the Transferred Assets that any AFI Entity is or may be subject to taxation by that jurisdiction with respect to such Taxes.

(e) There are no Encumbrances for Taxes upon the Transferred Assets other than Permitted Encumbrances.

(f) No agreement, waiver, extension or consent regarding any applicable statute of limitations with respect to any Taxes or Tax Returns of or with respect to the Transferred Assets is outstanding, nor is there pending any request for such an agreement, waiver, extension or consent.

(g) None of the Transferred Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.14 Environmental Matters. Except as would not be reasonably be expected to be material to the business of Seller, taken as a whole:

(a) As of the date hereof, Seller and the Transferred Assets are in compliance in all respects with all applicable Environmental Laws, which compliance includes the possession of, and compliance with the terms of, all Environmental Permits required in connection with the ownership or use of the Transferred Assets or by Seller in the Ordinary Course of Business. There is no claim or action currently pending or, to the Knowledge of Parent, threatened, that is or would reasonably be expected to result in the cancellation, revocation or other adverse or limiting modification of any such Environmental Permit.

(b) There is no Environmental Claim pending or, to the Knowledge of Parent, threatened against or affecting Seller or any Transferred Asset. There are no environmental conditions, including the presence of any Hazardous Material at the Real Property, which would be reasonably likely to form the basis of any Liability of any Transferred Asset or Seller or of any Environmental Claim against or affecting Seller.

Section 3.15 Material Contracts.

(a) Except as set forth on Section 3.15(a) of the Disclosure Letter, Seller is not a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Material Contract”) that has not been so filed; provided, that the following Contracts shall not be deemed a “Material Contract” for any purposes under this Agreement: (1) any Employee Benefit Plan, (2) any Contract between Parent, on the one hand, and Seller, on the other hand, (3) any Lease for Leased Real Property and (4) any Contracts to which any Buyer is a party.

(b) Except as a result of the commencement of the Chapter 11 Case with respect to Debtors, each material Contract of Seller and each of the Leases for Leased Real Property is in full force and effect and is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Parent, each of the other parties thereto, except as may be limited by the Enforceability Exceptions. Except as set forth on Section 3.15(b) of the Disclosure Letter, or as would not reasonably be expected to be material to the business of Seller, taken as a whole, Seller is not in default, or is alleged in writing by the counterparty thereto to have breached or to be in default, under any Lease for Leased Real Property or Contract of Seller, and, to the Knowledge of Parent, the other party to each Lease for Leased Real Property or Contract of Seller is not in default thereunder. No Leases for Leased Real Property or Contract of Seller has been canceled or otherwise terminated, and Seller has not received any written notice from any Person regarding any such cancellation or termination.

Section 3.16 Insurance. All insurance policies covering the Transferred Assets, Owned Real Property or Intellectual Property rights and the Walsh Asbestosis Claim are in full force and effect, all premiums due thereon have been paid and, where applicable, Parent and its Subsidiaries have complied in all material respects with the provisions thereof. Other than the Walsh Asbestosis Claim or as listed on Section 3.16 of the Disclosure Letter, there is no Action or material claim pending under any such insurance policy with respect to Seller’s business, the Transferred Assets, Owned Real Property or Intellectual Property rights, and neither Parent, Seller nor any of their respective Subsidiaries or Affiliates has received any notice (including with respect to the Walsh Asbestosis Claim) disclaiming coverage, reserving rights with respect to a particular claim or any such insurance policy in general or canceling or materially amending any such insurance policy. Parent and its Subsidiaries maintain, and have maintained, since January 1, 2021, insurance programs and coverage in such amounts and against such risk as is reasonable and customary in the industry in which Seller operates. There is no default with respect to any provisions contained in any insurance policies carried by or for the benefit of the Transferred Assets, Owned Real Property or Intellectual Property rights or the Walsh Asbestosis Claim, nor has there been any failure to give notice of or present any claim under such policies in a due a timely fashion.

Section 3.17 Brokers. Except for the Banker’s Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Seller or their respective Affiliates.

Section 3.18 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to any Buyer or any of its Affiliates or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties expressly set forth in this Article III or the Ancillary Agreements, neither Parent nor Seller makes, and each has not made, (and the AFI Entities and their respective Affiliates and Representatives hereby disclaim) any express or implied representation or warranty with respect to Seller or with respect to the accuracy or completeness of any information provided, or made available, to any Buyer or any of its Affiliates or Representatives, and Buyers and their Representatives are not relying on any representation, warranty or other information of the AFI Entities or any Person except for those expressly set forth in this Article III and the Ancillary Agreements. Neither Parent nor Seller makes (and the AFI Entities and their respective Affiliates and Representatives hereby disclaim) any express or implied representation or warranty (including as to completeness or accuracy) to Buyers with respect to, and none of the AFI Entities or any other Person shall be subject to any liability to any Buyer or any other Person resulting from, any AFI Entity or its Representatives providing, or making available, to any Buyer or any of its Affiliates or its Representatives, or resulting from the omission of, any estimate, projection, prediction, data, budget, forecast, financial information, memorandum, prospect information, presentation or any other materials or information, including any oral, written, video, electronic or other materials or information presented to or made available to any Buyer in connection with presentations by Parent’s management or Seller’s management or information made available on any “data sites” or in the course of their due diligence investigation of Seller, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to the AFI Entities as follows:

Section 4.1 Organization. Such Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate (or equivalent) power and authority to perform its obligations hereunder and under any Ancillary Agreement.

Section 4.2 Authority. Such Buyer has the power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and this Agreement has been, and upon its execution each of the Ancillary Agreements to which such Buyer will be a party will have been, duly executed and delivered by such Buyer and assuming due execution and delivery by each of the other Parties and thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which such Buyer will be a party will constitute, the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Assuming that (x) requisite Bankruptcy Court approvals are obtained, (y) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made by Parent and its Subsidiaries (including Seller), as applicable, given or obtained (as applicable) and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which such Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, or compliance by such Buyer with any of the provisions hereof, do not and will not:

(i) violate the Organizational Documents of such Buyer;

(ii) in any material respect conflict with or violate any Law applicable to such Buyer;

(iii) conflict with or violate any Order of any Governmental Authority; or

(iv) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to, any Contract to which such Buyer is a party that are not material to the business of such Buyer taken as a whole.

(b) Such Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any Antitrust Laws, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the business of such Buyer taken as a whole, or (iv) as may be necessary as a result of any facts or circumstances relating to Seller or any of its Affiliates.

Section 4.4 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Buyer, threatened in writing, against such Buyer that, if adversely determined, (a) would prevent or materially restrict, impede or delay the performance by such Buyer of its obligations under this Agreement or (b) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Buyer to perform its obligations under this Agreement.

Section 4.5 Qualification. To the knowledge of such Buyer, there exist no facts or circumstances that would cause, or be reasonably expected to cause, such Buyer and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

Section 4.6 Legal Requirements and Approvals. Such Buyer has no knowledge of any consent of any Governmental Authority that will be required to consummate the transactions contemplated by this Agreement that it will not be able to obtain or make, or that it may obtain only after substantial delay, or any material requirement of any Governmental Authority that it will be unable to satisfy in connection with the transactions contemplated hereby.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any fee, commission or expense from such Buyer that would be payable by the AFI Entities in connection with the transactions contemplated hereby.

Section 4.8 Sufficient Funds. Such Buyer will have available to it at all times through the Closing sufficient funds to satisfy all obligations of such Buyer under this Agreement, including the payment of the Cash Consideration and any associated expenses including to pay all fees, costs and expenses to be paid by such Buyer related to the transactions contemplated hereby.

Section 4.9 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements (including the payment of the Purchase Price and all related fees and expenses), (i) such Buyer and its Affiliates will not have incurred debts beyond their ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of such Buyer and its Affiliates will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become absolute and matured, (iii) the assets of such Buyer and its Affiliates at a fair valuation will exceed their debts (including the probable amount of all contingent liabilities) and (iv) such Buyer and its Affiliates will not have unreasonably small capital to carry on their business as proposed to be conducted following the Closing. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby, in either case, with the intent to hinder, delay or defraud either present or future creditors of such Buyer and its Affiliates.

Section 4.10 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties expressly set forth in this Article IV or the Ancillary Agreements, none of Buyers nor their respective Affiliates makes, and each has not made, (and each Buyer, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives hereby disclaims) any express or implied representation or warranty with respect to such Buyer or with respect to the accuracy or completeness of any information provided, or made available, to Seller or any of its Affiliates or Representatives, and Seller and its Representatives are not relying on any written or oral representation, warranty or other information of such Buyer or any Person except for those expressly set forth in this Article IV and the Ancillary Agreements. Without limiting the generality of the foregoing, such Buyer acknowledges and agrees that none of the AFI Entities or any other Person has made a representation or warranty (including as to completeness or accuracy) to such Buyer with respect to, and none of the AFI Entities or any other Person shall be subject to any liability to such Buyer or any other Person resulting from, the AFI Entities or their respective Representatives providing, or making available, to such Buyer or any of its Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to such Buyer and/or its Representatives in connection with presentations by Seller’s management or information made available on any “data sites.” Each Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of Seller and, in making its determination to proceed with the transactions contemplated by this Agreement, each Buyer has relied solely on the results of its own independent investigation and representations and warranties set forth in Article III and has not relied directly or indirectly on any materials or information made available to such Buyer and/or its Representatives by or on behalf of the AFI Entities.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1 Debtors-in-Possession. As of the date hereof through the Closing, Debtors shall continue to operate their businesses as debtors-in-possession pursuant to the Bankruptcy Code.

Section 5.2 Sale Order. The Sale Order shall (i) be substantially in the form attached hereto as Exhibit B or otherwise in form and substance reasonably acceptable to Buyers and Parent and (ii) among other things, (a) approve, pursuant to Sections 105, 363, and 365, if applicable, of the Bankruptcy Code, (i) the execution, delivery and performance by Parent of this Agreement, (ii) the performance by Seller of its obligations under this Agreement and (iii) the performance by Parent of its obligations in connection with this Agreement; (b) find that each Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code and the sale is entitled to the protections afforded under Section 363(m) of the Bankruptcy Code; and (c) find that no Buyer engaged in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code.

Section 5.3 Cooperation with Respect to Bankruptcy Court Approvals. To the extent required, each Buyer shall take such actions as are reasonably requested by Parent to assist in obtaining entry by the Bankruptcy Court of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes of, among other things: (a) demonstrating that such Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code; and (b) establishing “adequate assurance of future performance” within the meaning of Section 365 of the Bankruptcy Code.

Section 5.4 Bidding Procedures Order. Each Buyer shall comply with the Bidding Procedures Order, including with respect to serving as a “Backup Bidder” (as defined therein).

Section 5.5 Bankruptcy Court Filings. Parent shall consult with each Buyer concerning the Sale Order and any other Orders of the Bankruptcy Court entered after the date hereof relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith, and provide each Buyer with copies of any material applications, pleadings, notices, proposed Orders and other documents to be filed by Parent in the Chapter 11 Case that relate in any material respect to this Agreement or such Buyer prior to the making of any such filing or submission to the Bankruptcy Court.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Seller Prior to the Closing. From the date of this Agreement until the Closing Date or earlier termination of this Agreement,

(a) except (1) as otherwise expressly permitted, contemplated or required by this Agreement, the Land Sale Contract or the Australia ASA, (2) as expressly set forth in Section 6.1 of the Disclosure Letter, (3) as required by, arising out of, relating to or resulting from the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required or approved by any Order, (4) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Credit Agreements, (5) affected by or taken in good faith in response to any COVID-19 Measure; or (6) with the prior written consent of each Buyer (which shall not be unreasonably withheld, conditioned or delayed); provided, that, in the case of this clause (6), if any Buyer fails to respond to a request from Seller for consent required pursuant to this Section 6.1 within five (5) Business Days after receipt of Seller’s request, such Buyer’s approval of such action shall be deemed granted, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Parent shall cause Seller to, and Seller shall, use commercially reasonable efforts to operate in the Ordinary Course of Business and preserve the material business relationships with customers, suppliers, distributors and others with whom Seller deals in the Ordinary Course of Business; and

(b) except (1) as otherwise expressly permitted, contemplated or required by this Agreement, the Land Sale Contract or the Australia ASA, (2) as expressly set forth in Section 6.1 of the Disclosure Letter, (3) as required by, arising out of, relating to or resulting from the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required or approved by any Order, (4) for any limitations on operations or requirements imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Credit Agreements, (5) affected by or taken in good faith in response to any COVID-19 Measure; or (6) with the prior written consent of each Buyer (which shall not be unreasonably withheld, conditioned or delayed); provided, that, in the case of this clause (6), if any Buyer fails to respond to a request from Seller for consent required pursuant to this Section 6.1 within five (5) Business Days after receipt of Seller’s request, such Buyer’s approval of such action shall be deemed granted, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Parent shall cause Seller not to, and Seller shall not:

(i) sell, transfer, lease, sublease, encumber or otherwise dispose of any assets of Seller, other than in the Ordinary Course of Business;

(ii) authorize for issuance, issue, sell or deliver (A) any equity or voting interests in Seller or (B) any securities convertible into or exchangeable for, or evidencing the right to subscribe for or acquire any equity or voting interests in Seller;

(iii) acquire any corporation, partnership, limited liability company, other business organization or division thereof related to or affecting Seller, except (i) acquisitions in all material respects in the Ordinary Course of Business of Seller, or (ii) acquisitions pursuant to Contracts in existence on the date of this Agreement;

(iv) merge or consolidate Seller with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(v) split, combine, consolidate, subdivide or reclassify any of the capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, of Seller;

(vi) amend the Organizational Documents of Seller, except as may be required by the rules and regulations of the Governmental Authorities in the jurisdictions in which Seller is organized or incorporated;

(vii) enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Transferred Assets or Seller;

(viii) waive in any material respect any term of, or waive any material default under, or release, settle or compromise any material claim by or against Seller or material liability or obligation owing to Seller under any Material Contract;

(ix) change, make or revoke any material Tax election, settle or compromise any material Tax liability, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, adopt or change any material method of accounting with respect to Taxes, file any amended Tax Return, in each case, to the extent such action would have the effect of increasing the Tax liability of any Buyer for any period after the Closing Date;

(x) make or adopt any material change in any method of accounting or accounting practice or policy, except as may be required by applicable Law or GAAP (or interpretations thereof) or as may be required or permitted by a change in the foregoing (whether occurring before or after the date of this Agreement);

(xi) fail to maintain in full force and effect existing insurance policies;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person;

(xiii) incur any indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness except for indebtedness under the AFI Credit Agreement, the AFI Term Loan Agreement, or the DIP Credit Agreements;

(xiv) subject any of the Transferred Assets to any Encumbrance other than Permitted Encumbrances;

(xv) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise subject to any Encumbrance, or otherwise dispose of any material properties or assets or any material interests therein other than (1) in all material respects in the Ordinary Course of Business; (2) pursuant to Contracts in existence on the date of this Agreement; (3) in an amount not to exceed $2 million in the aggregate; (4) to secure indebtedness for borrowed money permitted to be incurred under this Section 6.1(b)(xv) or pursuant to any lease, sublease or other use or occupancy agreement or arrangement to which Seller is party as lessor, sublessor or in a similar capacity with respect to any applicable Owned Real Property;

(xvi) in each case solely with respect to the Business Employees and except as required by any Collective Bargaining Agreement, (1) make or grant any general or special wage or salary increase (other than standard merit increases in the Ordinary Course of Business), (2) increase the level of benefits under any Employee Benefit Plan, (3) take any action with respect to the grant of any material severance or termination pay (other than pursuant to Employee Benefit Plans in effect on the date of this Agreement), (4) adopt, amend or terminate any Employee Benefit Plan, other than in the Ordinary Course of Business, and (5) enter into any material employment, consulting or similar agreement or amend any existing employment agreement; or

(xvii) agree or commit to any of the foregoing.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give any Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to the Closing and (ii) prior to the Closing, Parent shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over Seller and its operations.

Section 6.2 Covenants Regarding Information.

(a) Subject to the Bidding Procedures and applicable Law, from the date hereof until the Closing Date or earlier termination of this Agreement, upon reasonable request, the AFI Entities shall afford each Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records (including Tax books and records) of Seller and shall furnish each Buyer with such financial, operating and other data and information, and access to all the officers, employees, accountants and other Representatives of Seller, as each Buyer may reasonably request in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, none of the AFI Entities shall be required to provide access to or disclose any information to each Buyer or its Representatives if (i) such access or disclosure is prohibited pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof, (ii) such access or disclosure would violate applicable Law, or (iii) such access or disclosure would adversely affect any attorney-client or other legal privilege or contravene any applicable Laws (the “Disclosure Limitations”); provided that the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of such AFI Entity after consultation with outside counsel) violate any such confidentiality agreement or applicable Law, or cause such privilege to be undermined with respect to such information.

(b) The information provided pursuant to this Section 6.2 prior to Closing will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. Neither AFI Entity makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and no Buyer may rely on the accuracy of any such information.

(c) From and after the Closing, until the closing of the Chapter 11 Case, each Buyer will provide the AFI Entities and their Representatives, with reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of such Buyer or the business of Seller, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining and copying) of Seller with respect to periods or occurrences prior to the Closing Date, for the purposes of (i) complying with the requirements of any Governmental Authority, including the Bankruptcy Court, (ii) the closing of the Chapter 11 Case and the wind down of the AFI Entities’ estates (including reconciliation of claims and preparation of Tax Returns or other Tax proceedings and the functions of any trusts established under a Chapter 11 plan of Parent or any other successors of Parent), (iii) complying with applicable Laws or (iv) other reasonable business purposes; provided that no Buyer shall be obligated to provide any such access that would, in the reasonable, good faith judgment of such Buyer, conflict with the Disclosure Limitations. Unless otherwise consented to in writing by Parent (on behalf of itself and Seller), no Buyer will, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Parent (on behalf of itself and Seller) such books and records or any portion thereof that such Buyer may intend to destroy, alter or dispose of.

Section 6.3 Employee Matters.

(a) Except with the prior written consent of each Buyer, neither AFI Entity shall transfer the employment of any Business Employee out of Seller as of the date of this Agreement, and shall not change their then current terms and condition of employment, except as otherwise permitted by this Agreement or the Australia ASA.

(b) Each Buyer shall, or shall cause one of its Affiliates to offer to continue the employment as of the Closing of each then-current Business Employee, and provide compensation and benefits to such Business Employee, in each case consistent with the requirements of applicable Law, and otherwise on the terms set forth in this Section 6.3 and the Australia ASA.

(c) The Parties shall, and shall cause their respective Affiliates to, mutually cooperate with and provide reasonable assistance to the other in undertaking all reasonably necessary or legally required provision of information to, or bargaining, consultations, discussions or negotiations with, any labor union or labor organization, works council or other similar employee representative that represents any Business Employees affected by the transactions contemplated by this Agreement, including as set forth in the Australia ASA.

(d) Without limitation of Section 10.8, nothing express or implied in this Section 6.3 or this Agreement shall (i) confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, (ii) be treated as an amendment to, or prevent the termination of any Employee Benefit Plan or any other employee benefit plan, program, arrangement or agreement sponsored or maintained by any Buyer, any AFI Entity or their respective Affiliates, as applicable, or (iii) obligate any Buyer, Seller or any of their respective Affiliates to maintain any particular employee benefit plan, program or arrangement.

(e) Prior to the Closing, and except as set forth in the Australia ASA, any written or material oral communications proposed to be delivered by any Buyer or an Affiliate of such Buyer to any Business Employee regarding such employees’ level of (or rights with respect to) continued employment or benefits or compensation at or after Closing will be subject to the prior written approval of Parent, which will not be unreasonably withheld, conditioned or delayed; provided that in all cases, Parent will be given no less than three (3) Business Days to review and comment on any such communications.

(f) Each Buyer and Seller shall comply with each of the covenants set forth in the Australia ASA with respect to the Business Employees.

Section 6.4 Consents and Filings; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its Subsidiaries to, cooperate with each other Party to, promptly (i) take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including all necessary waivers, consents and approvals from any third-party Person. Without limiting the generality of the previous sentence, the Parties shall (i) cooperate with each other party hereto to take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to obtain from Governmental Authorities all consents, approvals, clearances, expiration or termination of waiting periods, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including any Antitrust Law; (iii) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to comply at the earliest practicable date with any request under any Antitrust Law, for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority in respect of such filings (collectively, an “Antitrust Authority”); (iv) cooperate with each other in connection with any such filing or request (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the Antitrust Authorities under any Antitrust Law with respect to any such filing; (v) (1) take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as possible or (2) not enter into any agreement with an Antitrust Authority not to consummate the transactions contemplated hereby; and (vi) take any and all steps not prohibited by applicable Law to defend and resolve any investigation or other inquiry of any Governmental Authority under all applicable Laws, including by defending against and contesting administratively and in court any litigation or adverse determination initiated or made by a Governmental Authority under applicable Law. This Section 6.4(a) does not apply with respect to Taxes.

(b) In furtherance of the foregoing Section 6.4(a), each of the Parties shall promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties and their respective counsel the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination or expiration of any applicable waiting periods. Subject to applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. This Section 6.4(b) does not apply with respect to Taxes.

(c) From time to time, whether at or following the Closing, the AFI Entities and Buyers shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to vest in each Buyer all the right, title, and interest in, to or under the Transferred Assets and/or Assumed Liabilities, as applicable, to provide each Buyer and the AFI Entities with all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Parties will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied. Notwithstanding the foregoing, nothing in this Section 6.4 shall (a) require either AFI Entity or any of their Affiliates to make any expenditure or incur any obligation on their own or on behalf of any Buyer (unless funds in the full amount thereof are advanced to the applicable Seller in cash) or (b) prohibit either AFI Entity or any of their Affiliates from ceasing operations or winding up its affairs following the Closing.

(d) Following Closing, each AFI Entity shall cooperate with each Buyer’s reasonable requests with respect to the investigation and prosecution of any Actions related primarily to the Transferred Assets and Assumed Liabilities or the business of Seller (other than in connection with disputes between the Parties), including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under applicable Laws to furnish all reasonably available information and testimony, to arrange discussions with, and the calling as witnesses of, officers, directors, employees, agents and Representatives, and to provide other reasonable assistance in connection with any such Actions, with such cooperation to be at the cost and expense of each Buyer. Without limiting this Section 6.4, each Buyer agrees to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable, including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing, or disposition of such assets or businesses of Buyers (or its Subsidiaries or other Affiliates), Seller, or otherwise taking or committing to take actions that limit any Buyer’s or its Subsidiaries’ or Affiliates’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines, or assets of any Buyer (or its Subsidiaries or other Affiliates) or Seller, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing.

Section 6.5 Refunds and Remittances

(a) After the Closing: (i) if either AFI Entity receives any refund or other amount that is a Transferred Asset or which relates to the Owned Real Property or is otherwise properly due and owing to any Buyer in accordance with the terms of this Agreement, the Land Sale Contract or the Australia ASA, such AFI Entity promptly shall remit, or shall cause to be remitted, such amount to such Buyer in accordance with this Agreement, the Land Sale Contract or the Australia ASA and (ii) if any Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement or the Australia ASA, such Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller in accordance with this Agreement and the Australia ASA.

(b) In the event that, from and after the Closing, (i) Parent, Seller or their respective Subsidiaries or Affiliates have retained ownership of a Transferred Asset or Owned Real Property, then, for no additional consideration, Parent or Seller shall, or shall cause their respective Subsidiary or Affiliate to, convey, assign or transfer promptly such Transferred Asset or Owned Real Property to the applicable Buyer or its designees in accordance with this Agreement and the Australia ASA, and the Parties or their Subsidiaries or Affiliates shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Transferred Asset or Owned Real Property to the applicable Buyer or its designees in accordance with this Agreement and the Australia ASA or (ii) any Excluded Asset has been conveyed to or is received by any Buyer, then, without any consideration payable to such Buyer or any of its Affiliates, such Buyer shall convey, assign or transfer promptly such Excluded Asset to Seller or its designee in accordance with this Agreement and the Australia ASA, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Excluded Asset to Seller or its designees in accordance with this Agreement.

Section 6.6 Public Announcements. From the date hereof through the Closing Date, no Buyer, on the one hand, nor either AFI Entity or any of their Affiliates, on the other hand, shall issue any public report, statement, press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby or by the Land Sale Contract or the Australia ASA, without the prior written consent of each Buyer and Parent, unless otherwise required by applicable Law, in which case such Party shall coordinate and consult with the other Party with respect to the timing, basis, scope and content before issuing any such report, statement or press release; provided, however, that nothing in this Section 6.6 shall delay any required filing or other disclosure with the SEC, the Bankruptcy Court, or any other Governmental Authority or otherwise hinder the AFI Entities or their Representatives’ ability to timely comply with all Laws (including the Bankruptcy Code) or rules and regulations of the SEC or any other Governmental Authority including with respect to any public announcement, regulatory filing, statement or comment made in order to comply with applicable Laws (including the Bankruptcy Code) or rules of the SEC or any other Governmental Authority in the reasonable judgment of Parent.

Section 6.7 Intellectual Property Matters and Covenant.

(a) From the date hereof until the earlier of the termination of this Agreement or the Closing, the applicable Parties shall use their commercially reasonable efforts to: (i) enter into the Assignment and Assumption Agreement and Trademark License Consent and (ii) (x) enter into termination agreements of the trademark licenses with Peerless JAL Pty Ltd, the Nexus Adhesives Pty Ltd trademark licensee, and any other third party license that encumbers the Intellectual Property in the Ordinary Course of Business or (y) in the event that such agreements are not terminated by mutual agreement, otherwise exercise the applicable Parties’ rights, if any, to unilaterally terminate such agreements or licenses pursuant to the terms thereof; and

(b) Seller shall not allow any material Intellectual Property rights to be licensed to or assigned to any Buyer under this Agreement at Closing to lapse, be sold or otherwise disposed of, except in the Ordinary Course of Business.

Section 6.8 Communications with Customers and Suppliers. Prior to the Closing, no Buyer shall, and each Buyer shall cause its Affiliates and instruct its Representatives not to, contact, or engage in any discussions or otherwise communicate with, the AFI Entities’ customers, suppliers, licensors, licensees and other Persons with which either AFI Entity has commercial dealings without obtaining the prior written consent of Parent (on behalf of itself and Seller) (other than any such communication in the ordinary course of business of Buyers or its Affiliates without reference to or any purpose relating to Seller or the transactions contemplated by this Agreement), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9 Intercompany Accounts and Arrangements. Effective prior to the Closing, all outstanding intercompany accounts, whether payables or receivables, between Parent or any of its Subsidiaries (other than Seller) or Affiliates, on the one hand, and Seller, on the other hand, shall be settled in full without any cash payment required to be made, and shall be of no further force and effect, in each case, without Liability to Parent or Seller at or after the Closing. For the avoidance of doubt, no Buyer shall have any Liability for such intercompany accounts following the Closing.

Section 6.10 Intellectual Property License. Effective as of the Closing Date:

(a) Parent, on behalf of itself and its Subsidiaries (other than Seller), hereby grants to each Buyer, a perpetual, irrevocable, sublicensable (for use in connection with the business of such Party and its Affiliates but not for independent use by third parties), royalty-free (i) non-exclusive license to the Diamond 10 IP anywhere in the world, (ii) as relates to sales of product and offering of services to third parties in the Ordinary Course of Business in New Zealand and Australia, exclusive license to the Diamond 10 Trademarks in Australia and New Zealand and (iii) non-exclusive license to the Diamond 10 Trademarks in Australia and New Zealand for other reasonable uses in support of the exercise of the license granted in (ii); provided, that subclauses (ii) and (iii) immediately above shall be subject to (x) each Buyer and its Affiliates maintaining quality control in connection with the Diamond 10 Trademarks substantially consistent with that in effect as of Closing and (y) each Buyer and its Affiliates including notice of Parent’s ownership of the Diamond 10 Trademarks, or that of its assignee, in a manner that is customary and appropriate.

(b) Each Buyer, on behalf of itself and its Subsidiaries and Affiliates, hereby grants to Parent a perpetual, irrevocable, sublicensable (for use in connection with the business of such Party and its Affiliates but not for independent use by third parties), and royalty-free license to all Diamond 10 IP anywhere in the world that is included in the Transferred Assets and used by Parent and its Subsidiaries as of Closing.

(c) Parent, on behalf of itself and its Subsidiaries, hereby grants to each Buyer, a perpetual, irrevocable, sublicensable, and royalty-free license to all Intellectual Property not included in the Transferred Assets but owned by Parent and its Subsidiaries (other than Seller) and as of the Closing used by Seller in the Ordinary Course of Business for use, modification and other exploitation in the Ordinary Course of Business.

(d) Each Buyer, on behalf of itself and its Subsidiaries and Affiliates, hereby grants to Parent and its Subsidiaries a perpetual, irrevocable, sublicensable, and royalty-free license to all Intellectual Property included in the Transferred Assets and used by Parent and its Subsidiaries (other than Seller) as of Closing for use, modification and other exploitation in the Ordinary Course of Business of Parent and its Subsidiaries.

(e) The foregoing licenses described in this Section 6.10 shall be freely assignable (in whole or in relevant part) by such Parties in connection with the sale or other transfer of any of the applicable assets or business of such Party or its Affiliates, including, in the case of Parent, in connection with the Chapter 11 Case.

Section 6.11 Insurance. From and after the Closing, Seller shall use commercially reasonable efforts not to eliminate or reduce insurance coverage available to the Transferred Assets, the Owned Real Property, or in connection with the Walsh Asbestosis Claim with respect to actual or alleged occurrences occurring prior to the Closing relating to the Transferred Assets, the Owned Real Property, or the Walsh Asbestosis Claim or with respect to any claims reported prior to the Closing relating to the Transferred Assets, the Owned Real Property, or the Walsh Asbestosis Claim (including but not limited to all claims listed on Section 3.16 of the Disclosure Letter), respectively, under all occurrence-based and claims made insurance policies maintained at any time prior to Closing by Seller with respect to the Transferred Assets or the Walsh Asbestosis Claim (the “Insurance Policies”) other than the reduction of policy limits due to claims paid, and Seller shall use commercially reasonable efforts to permit any insurers under the Insurance Policies to make any insurance coverage under the Insurance Policies available to Buyer for insurance claims arising out of any actual or alleged occurrences occurring or claims reported prior to the Closing relating to the Transferred Assets, the Owned Real Property, or the Walsh Asbestosis Claim; provided, that Buyer shall be solely responsible for any applicable deductibles, retentions and claim handling fees for such insurance claims for the Transferred Assets, the Owned Real Property, or the Walsh Asbestosis Claim pursuant to this Section 6.11. Subject to the last sentence of this Section 6.11, following the Closing Date, Buyer may provide notice of any such insurance claim to Seller, and Seller shall (and shall cause its Subsidiaries and Affiliates to), at Buyer’s sole cost and expense (i) take action as requested by Buyer to procure recovery for such insurance claim and (ii) reasonably cooperate with and assist Buyer in issuing notices of such insurance claims with respect to the Transferred Assets, the Owned Real Property, and the Walsh Asbestosis Claim under the Insurance Policies, presenting such insurance claims for payment and collecting insurance proceeds under the Insurance Policies. Seller shall use reasonable best efforts to seek recovery under the applicable Insurance Policies with respect to the Walsh Asbestosis Claim. From and after Closing, Seller shall make available copies of any Insurance Policies to Buyer upon Buyer’s request, and Seller shall promptly pay to Buyer any insurance proceeds received by Seller in connection with any insurance claim with respect to actual or alleged occurrences occurring prior to the Closing relating to the Transferred Assets, the Owned Real Property, or the Walsh Asbestosis Claim or with respect to any claims reported prior to the Closing relating to the Transferred Assets, the Owned Real Property, or the Walsh Asbestosis Claim (including but not limited to all claims listed on Section 3.16 of the Disclosure Letter). Seller shall, or shall cause its Affiliates to, use reasonable best efforts to assist the Buyer in procuring an “all risks” commercial property and business interruption insurance policy that provides coverage with respect to the Transferred Assets from and after the Closing, including but not limited to providing prompt access to any applicable agents such as insurance brokers and underwriters of the Seller’s current commercial property insurance policy and to any applicable documents such as previous property insurance applications and risk assessments. Notwithstanding anything to the contrary set forth herein, but subject to the last sentence of this Section 6.11, Seller’s obligations pursuant to this Section 6.11 with respect to the Insurance Policies relating to the Owned Real Property shall include actual or alleged occurrences occurring and any claims reported before or after the Closing through and including the expiration of such Insurance Policies on August 31, 2022. Notwithstanding the foregoing, nothing in this Section 6.11 shall prohibit Parent or Seller or any of their Affiliates from ceasing operations or winding up its affairs following the Closing nor shall anything in this Section 6.11 require Parent or Seller or any of their Affiliates to incur or pay any fees, costs or expenses.

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Taxes. Any and all sales, use, property transfer, real estate or land transfer, documentary, stamp, registration or other similar Taxes (“Transfer Taxes”) payable solely as a result of the sale or transfer of the Transferred Assets pursuant to this Agreement shall be borne by Buyers. The AFI Entities and Buyers shall use commercially reasonable efforts and cooperate in good faith to mitigate, reduce, or eliminate any such Transfer Taxes, and shall each sign and file (or cause its respective Affiliates to sign and file) all documentation with the relevant Governmental Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law. The AFI Entities shall prepare and file all necessary Tax Returns or other documents with respect thereto and shall promptly provide a copy of any such Tax Returns or other documents to each Buyer.

Section 7.2 Tax Cooperation. Buyers and the AFI Entities agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes) and assistance relating to the Transferred Assets and the Assumed Liabilities as is reasonably necessary for determining any Liability for Taxes, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit or examination by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 7.2 shall be borne by the Party requesting it.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of Buyers and the AFI Entities to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), or shall have initiated and be actively pursuing any legal proceedings seeking any such Order, that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (any such Law or Order, a “Legal Restraint”).

(b) Any waiting period (and any extension thereof) under any Antitrust Law applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated or the necessary clearance thereunder shall have been received.

(c) The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall not have been modified, amended, rescinded or vacated in any material respect and shall not be subject to any stay pending appeal and (i) time to appeal the Sale Order shall have expired or (ii) the Sale Order shall have permitted the immediate closure of the sale and purchase of the Transferred Assets in accordance with Bankruptcy Rule 6004(h).

(d) The transactions contemplated by the Australia ASA and the Land Sale Contract shall have been consummated or shall be consummated substantially contemporaneously with the consummation of the transactions contemplated by this Agreement.

Section 8.2 Conditions to Obligations of the AFI Entities. The obligations of the AFI Entities to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent (acting on behalf of itself and Seller) in its sole discretion:

(a) The representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period).

(b) Each Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement, the Land Sale Contract and the Australia ASA to be performed or complied with by such Buyer on or prior to the Closing Date.

(c) The AFI Entities shall have received the documents listed in Section 2.7(c).

Section 8.3 Conditions to Obligations of Buyers. The obligations of each Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by any Buyer in its sole discretion:

(a) Representations and Warranties.

(i) The representations and warranties of Parent contained in this Agreement, other than the Fundamental Representations of Parent, shall be true and correct as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii) The Fundamental Representations of Parent contained in this Agreement shall be true and correct in all material respects (other than those Fundamental Representations of Parent that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period).

(b) Each AFI Entity shall have performed or complied in all material respects with all agreements and covenants required by this Agreement, and, solely with respect to Seller, the Australia ASA and the Land Sale Contract, to be performed or complied with by such AFI Entity at or prior to the Closing.

(c) No Material Adverse Effect shall have occurred after the date of this Agreement.

(d) Buyers shall have received the documents listed in Section 2.7(b).

(e) The Assignment and Assumption Agreement and Trademark License Consent shall have been duly executed and delivered on terms agreed to pursuant to (or in the event the applicable Persons are unable to agree, as determined by the Bankruptcy Court based on) Section 6.7.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (the date on which this Agreement terminates in accordance with its terms):

(a) by mutual written consent of Buyers and Parent (on behalf of itself and Seller);

(b) automatically without action by Buyers or Parent if either the Australia ASA or Land Contract is validly terminated in accordance with its terms;

(c) if the Closing has not occurred on or before 5:00 p.m., Australian Eastern Standard Time on October 31, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(d) by either Parent (on behalf of itself and Seller) or Buyers, if:

(i) a Legal Restraint is in effect that has become final and nonappealable; provided that no Party may terminate this Agreement pursuant to this Section 9.1(d)(i) whose breach of any of its representations, warranties, covenants or agreements contained herein results in such Legal Restraint; or

(ii) if Parent consummates any Alternative Transaction that the Bankruptcy Court finally approves as “superior” in accordance with the Bidding Procedures Order (unless the Bankruptcy Court approves the acceptance by Parent of an Alternative Transaction as a “back-up bid” in the event the Closing does not occur).

(e) by Buyers, if:

(i) at any time, if either AFI Entity shall have breached or violated any of Parent’s representations, warranties or covenants set forth in this Agreement, or, solely with respect to Seller, the Australia ASA or the Land Sale Contract in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), and (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.7, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by Buyers to such AFI Entity, provided that Buyers shall not be entitled to terminate the Agreement pursuant to this Section 9.1(e) if the failure of the Closing to be consummated by such date is caused by any Buyer’s breach of any of its obligations under this Agreement;

(ii) if the Chapter 11 Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(iii) Parent withdraws or seeks authority to withdraw the Sale Motion;

(iv) a Material Adverse Effect has occurred; or

(v) Parent publicly announces any plan of reorganization or plan of liquidation or supports any such plan filed by any third party, other than any such transaction that would not prevent or materially delay the Closing from occurring in accordance with the terms of this Agreement.

(f) by Parent (on behalf of itself and Seller):

(i) at any time, if (x) any Buyer shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that, either individually or in the aggregate, would prevent the satisfaction of the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as the case may be, or (y) any Buyer shall have materially breached the Bidding Procedures Order or the Sale Order, and in each case, (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.7, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by Parent (on behalf of itself and Seller) to each Buyer, provided that Parent shall not be entitled to terminate the Agreement pursuant to this Section 9.1(f) if the failure of the Closing to be consummated by such date is caused by either AFI Entity’s breach of any of its obligations under this Agreement; or

(ii) if the Board of Directors of Parent determines, in good faith (after consultation with outside counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall, if such Party is Parent, give prompt written notice of such termination to Buyers, and if such Party is a Buyer, give prompt written notice of such termination to Parent.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (i) for the provisions of Section 6.6 (Public Announcements), Section 10.2 (Fees and Expenses), Section 10.5 (Notices), Section 10.8 (Parties in Interest), Section 10.9 (Governing Law), Section 10.10 (Submission to Jurisdiction) and this Article IX and (ii) that no such termination shall relieve any Party from liability for any willful and material breach of this Agreement.

Section 9.3 Alternative Proposals. Notwithstanding anything in this Agreement to the contrary, the AFI Entities may participate in discussions or negotiations with, or furnish information with respect to Parent, Seller, Debtors and/or their Affiliates to any Person (a) in accordance with the Bidding Procedures or (b) if (i) such Person has submitted to Parent a bona fide written proposal to acquire the stock or assets of either Parent or Seller or one or more of Parent’s Subsidiaries, upon receipt of which Parent shall give prompt written notice to Buyers and (ii) Parent determines in its good faith judgment that taking such action is consistent with its fiduciary duties. In addition, notwithstanding anything in this Agreement to the contrary, Parent may terminate this Agreement pursuant to Section 9.1 if Parent determines, in good faith (after consultation with outside counsel), that the failure to do so would be inconsistent with Parent’s fiduciary duties under applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of each AFI Entity, as applicable, and each Buyer contained in this Agreement, the Land Sale Contract and the Australia ASA and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section 10.1 shall not limit any covenant or agreement of the Parties to the extent that its terms require or contemplate performance after the Closing.

Section 10.2 Fees and Expenses. Except as otherwise provided herein (including Section 6.4(a) and Section 7.1) or in the DIP Order, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 10.4 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier, (c) on the day of transmission if sent via email transmission to the email address(es) given below and the sender does not receive a notice of such transmission being undeliverable to such email address or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to the AFI Entities, to:

Armstrong Flooring, Inc.

1770 Hempstead Road,

Lancaster, PA 17605

Attention: Christopher S. Parisi

Email:      csparisi@armstrongflooring.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Steven J. Daniels

Ron E. Meisler

Email:      Steven.Daniels@skadden.com

Ron.Meisler@skadden.com

(ii) if to Buyers, to:

Suite 30.2, Level 30,

55 Collins Street, Melbourne,

Victoria, Australia, 3000

Attention: Rudyard Grant McKendrick

Email: rgm@cowesbay.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Jessica Peet

Alan Beck

Email:      jpeet@velaw.com

abeck@velaw.com

and

Piper Alderman

Level 23

459 Collins Street

Melbourne VIC 3000

Attention: Bruce Cameron

Email:      bcameron@piperalderman.com.au

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 10.8 Parties in Interest. Except as specifically set forth in Section 5.2, Section 10.3, Section 10.11, and Section 10.20, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including Business Employees) other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9 Governing Law. Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (x) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (y) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding; provided, however, that, if the Chapter 11 Case is closed or declines jurisdiction, each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by another Party or its successors or assigns shall be heard and determined in the Court of Chancery of the State of Delaware, or if jurisdiction is not available in the Court of Chancery, then in the United States

District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient, without limiting any other manner of service permitted by Law. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, and of the United States District Court for the District of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Parent or a Buyer or any officer, director, employee, Representative or investor of any Party hereto.

Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either AFI Entity without the prior written consent of each Buyer, and by any Buyer without the prior written consent of Parent (on behalf of itself and Seller), and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, subject to the terms of Section 2.8, each Buyer may assign any of its rights under this Agreement to any of its Affiliates without obtaining the prior written consent of Parent; provided that in connection with such assignment, such assignment shall not relieve such Buyer of any of its obligations under this Agreement (or otherwise). Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.13 Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause Buyers, on the one hand, and the AFI Entities, on the other hand, irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, Buyers, on the one hand, and the AFI Entities, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The AFI Entities, on the one hand, and Buyers, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by AFI Entities or Buyers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the AFI Entities or Buyers, as applicable, under this Agreement.

Section 10.14 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.15 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

Section 10.16 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17 Counterparts. This Agreement may be executed in any number of counterparts, including by means of email in portable document format (.pdf), each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

Section 10.18 Jointly Drafted. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party. The Parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties.

Section 10.19 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL BUYERS, THE AFI ENTITIES OR ANY SELLER NON-RECOURSE PERSON BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, DIMINUTION IN VALUE OR LOST PROFITS.

Section 10.20 No Recourse.

(a) This Agreement may be enforced only by the AFI Entities against, and any claim, action, suit, or other legal proceeding by the AFI Entities may be brought only against Buyers, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. Neither AFI Entity nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of any Buyer or of any Affiliate of any Buyer or any of their successors or permitted assigns (each, a “Buyer Non-Recourse Person”), and no such Buyer Non-Recourse Person shall have any liability for any obligations or liabilities of any Buyer under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(b) This Agreement may be enforced only by Buyers against, and any claim, action, suit, or other legal proceeding by Buyers may be brought only against, the AFI Entities, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. None of any Buyer, any Designated Buyer, nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of either AFI Entity or of any Affiliate of any AFI Entity or any of their successors or permitted assigns (each, a “Seller Non-Recourse Person”), and no such Seller Non-Recourse Person shall have any liability for any obligations or liabilities of either AFI Entity under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.21 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the day and year first above written.

AFI ENTITIES:

ARMSTRONG FLOORING, INC.

By:	/s/ Michel Vermette
Name: Michel Vermette
Title: President and CEO

ARMSTRONG FLOORING PTY LTD

By:	/s/ Jonathan Vear
Name: Jonathan Vear
Title: Director

By:	/s/ Rob McLorinan
Name: Rob McLorinan
Title: Director

[Signature page to Asset Purchase Agreement]

BUYERS:

HS MCKENDRICK FAMILY NOMINEES PTY LTD ACN 627 404 871, as trustee for Mills Unit Trust

By:	/s/ Rudyard Grant McKendrick
Name: Rudyard Grant McKendrick
Title: Director

By:	/s/ Paul Joseph Tiralosi
Name: Paul Joseph Tiralosi
Title: Company Secretary

GIPPSLAND LAKES VICTORIA HOLDINGS PTY LTD

By:	/s/ Rudyard Grant McKendrick
Name: Rudyard Grant McKendrick
Title: Director

By:	/s/ Paul Joseph Tiralosi
Name: Paul Joseph Tiralosi
Title: Company Secretary

BRAESIDE MILLS INVESTMENTS PTY LTD ACN 659 692 421

By:	/s/ Rudyard Grant McKendrick
Name: Rudyard Grant McKendrick
Title: Director

By:	/s/ Paul Joseph Tiralosi
Name: Paul Joseph Tiralosi
Title: Company Secretary

[Signature page to Asset Purchase Agreement]